PEPSICO Q4 EPS INCREASES 16% TO 42 CENTS

FULL YEAR ALSO EXCELLENT, WITH 2001 EPS UP 14% TO $1.66

MANAGEMENT CONFIDENT OF LONG-TERM EPS GROWTH OF 13%-14%

  Revenues advanced 7% for the year, and 5% for the fourth quarter
  Total line of business operating profit grew 12% for the quarter and 11%
  for the full year, with every division contributing to the growth
  Net income advanced 16% for the quarter and 15% for the full year
  Quaker integration solidly on track
  Operating cash flow of $2.9 billion was above expectations
  ROIC improved to 26%

PURCHASE, NEW YORK (Feb. 6, 2002) -- PepsiCo continued to deliver quality double-digit earnings growth, with earnings per share for the fourth quarter of 2001 up 16% to 42 cents, on a comparable basis. For the full year, the Company delivered earnings per share of $1.66, an increase of 14% over the comparable prior year.

Chairman and Chief Executive Officer Steve Reinemund said: “PepsiCo had an outstanding year. We completed the merger with Quaker while achieving our financial targets and we are now better positioned for growth than ever before.”

Reinemund added, “The Quaker integration has brought no surprises and is solidly on track, which will allow us to focus on realizing all of the upsides from the transaction. During the past six months, we have uncovered new opportunities to grow profits and revenues in our businesses, and we are confident that we can meet our growth targets for 2002 and beyond.”

On a reported basis, earnings per share for the 52-week year were $1.47, an increase of 4% over the company’s 53-week 2000 fiscal year. For the 16-week fourth quarter, reported earnings were $0.37 per share, a decline compared to $0.39 in the 17-week fourth quarter of 2000.

Except as specifically noted, information in this release is presented on a comparable basis, excluding the impact of costs related to the merger of The Quaker Oats Company with PepsiCo and other one-time charges and excluding the impact of the extra week in fiscal 2000. See the note on presentation at the end of this release.

Summary of Total PepsiCo Results

Volume continued to be solid, with total servings of our products sold worldwide up 3% for the quarter and 4% for the full year. Servings of snacks worldwide grew 5% for the quarter and the year. Worldwide servings of beverages grew 3% for the quarter and 4% for the year.

Revenues grew 5% to almost $8 billion for the quarter, while division operating profits rose 12% to $1.3 billion and net income grew over 16% to $764 million. For the full year, revenues advanced 7% to almost $27 billion, total division operating profits grew 11% to $4.8 billion and net income grew 15% to $3 billion.

Operating cash flow was a strong $2.9 billion, due to excellent results and strong working capital management, and in spite of the previously announced $421 million contribution to PepsiCo’s pension plans. For the full year, PepsiCo’s return on invested capital (ROIC) reached 26%.

Frito-Lay North America (FLNA)
($ in millions)

                            Sixteen Weeks                     Fifty-Two Weeks
                            --------------                    ---------------
                     2001     2000    % Chng              2001     2000   % Chng
                     ----     ----    ------              ----     ----   ------
Revenues            $2,786   $2,600     +7%               $9,374  $8,807     +6%
Operating Profit      $612     $554    +10%               $2,056  $1,875    +10%

4th Quarter 2001

FLNA continued to deliver consistently excellent results with another quarter of double-digit operating profit growth. Pound growth advanced 5%, led by solid performance in the core portfolio and the impact of lapping the weight-out action that was initiated at the end of 2000. Revenue and operating profits were primarily driven by increases in volume, as well as the impact of higher effective net pricing and a shift in mix.

Full Year 2001

For the full year, volume grew 3%, led by Lay’s (including Lay’s Bistro), Cheetos, Doritos and Fritos, as Frito-Lay gained 0.6 share points (as measured by IRI in the Grocery channel) and continued to drive the growth in the category. Revenue growth resulted from increased volume, as well as higher effective net pricing and mix shift. Operating profit margins improved more than 60 basis points.

2002 Outlook

Management expects FLNA’s consistent, strong performance to continue in 2002, with volume growing 4%-5%, revenues growing 7%-8%, and profits growing approximately 10%.

Topline momentum will be driven by a record level of new product introductions, including:

  New salty snack platforms such as Munchies Snack Mix, Go Snacks,
  Ruffles 3D’s and a new line of salty snacks with flavors that appeal to
  Hispanic tastes,
  Exciting salty snack line extensions of Lay's Bistro, Rold Gold and Doritos
  Extremes, and
  New convenience food products such as Quaker Fruit & Oatmeal Bites,
  Quaker Chewy Dipps and the launch of new single serve sized bars into small format stores through FLNA’s direct store delivery system.

FLNA also has a strong marketing calendar lined up, with promotions tied to big events. For example, in the first quarter FLNA is sponsoring a John Madden Super Bowl Party and NCAA March Madness. The division will also benefit from lapping the weight-out action for most of the year.

Frito-Lay International (FLI)
($ in millions)

                         Sixteen Weeks                        Fifty-Two Weeks
                         --------------                       ----------------
                     2001    2000   % Chng                2001     2000   % Chng
                     ----    ----    ------               ----     ----   ------
Revenues            $1,646  $1,542     +7%               $5,130   $4,814     +7%
Operating Profit      $199    $172    +16%                 $627     $536    +17%

4th Quarter 2001

FLI delivered excellent results in spite of a challenging macro-economic environment. Even as FLI lapped the previous year’s highly successful Pokemon promotion, total volume grew 4%, with salty volume up over 7%. Revenue growth was driven by higher prices and mix, as well as volume, and came in spite of more than 2 percentage points of adverse impact from foreign currency exchange rates. Operating profits were very strong, principally as a result of higher pricing, mix shifts and productivity efforts.

Full Year 2001

FLI also posted excellent results for the full year. Total volume increased 6%, with salty volume up 9%. Volume growth was driven in particular by strong results in Europe, Brazil, Poland and the UK, while acquisitions in Colombia and Egypt provided incremental growth. Revenue growth was driven by volume and price/mix, reflecting price increases taken in Mexico. The strong operating profit growth was led by Walkers in the UK and by operations in Mexico, where Sabritas and Gamesa performed well in spite of a challenging economic environment. Unfavorable currency exchange rates adversely impacted revenues by 4 percentage points.

2002 Outlook

FLI is expected to have solid growth for the full-year 2002. A strong calendar is planned with:

  New products (Walkers Sensations, Lay's Mediterraneas, Dippas, Baked
  XO's, Fried Munchables) and flavor extensions (Cheddar Jalapeno
  Sabritas, Chamoy),
  Introductions of existing icon products into new regions (Lay’s Bistro and
  Flavor Rush rolling out in Mexico, Doritos being launched in South Africa), and
  Exciting promotions that leverage local sports, cartoon and music endorsers.

Pepsi-Cola North America (PCNA)
($ in millions)

                         Sixteen Weeks                          Fifty-Two Weeks
                         --------------                         ----------------
                     2001    2000   % Chng                 2001    2000   % Chng
                     ----    ----    ------                 ---    ----   ------
Revenues            $1,140    $995     +15%               $3,842  $3,253    +18%
Operating Profit      $258    $227     +14%                 $927    $820    +13%

4th Quarter 2001

PCNA had a strong quarter, with Bottler Case Sales (BCS) increasing 3%, driven by recent innovation, including Mountain Dew Code Red, Pepsi Twist, Aquafina, Dole and SoBe. Revenue and operating profit growth was exceptionally strong due to volume (especially volume from full revenue goods Dole and SoBe) and increased concentrate pricing.

Full Year 2001

PCNA had an outstanding year in which 4% bottler case sales growth was driven by the acquisition of SoBe, the introduction of hit new products such as Dole fruit juices and juice drinks, Mountain Dew Code Red, Sierra Mist, and Pepsi Twist, and continued strong growth in Aquafina bottled water. In 2001, PCNA’s carbonated soft-drink brands collectively gained 0.7 share points in IRI measured channels, while PCNA’s portfolio of non-carbonated beverages grew over 30%.

PCNA’s outstanding 18% revenue and 13% operating profit growth reflected increases in:

  Carbonated soft-drink concentrate pricing and volume--led by Code Red,
  Sierra Mist and Pepsi Twist, and
  Non-carbonated beverage volume--led by Dole and SoBe, which were incremental, and strong double-digit growth from Aquafina.

2002 Outlook

PCNA’s strong performance is expected to continue in 2002. Volume momentum will be led by innovation, with new products such as:

  New take-home packages for Aquafina,
  Diet Code Red, coming later in the year,
  Mountain Dew's new energy drink, called AMP, andbr>
  Brisk Lemonade.

In addition, PCNA will continue to benefit from last year’s new products as it expands these brands into new packages and new channels. For example, Code Red wasn’t available in take home sizes outside of the convenience channel until the third quarter of 2001.

PCNA's aggressive marketing plan and strong retail support will also drive volume. For example, in the first quarter of 2002, PCNA will run three major promotions:

  John Madden Super Bowl Party promotion with Frito-Lay,br>
  NASCAR racing promotion, and
  NCAA March Madness promotion.

And PCNA will have Britney Spears news throughout the year as promotions tie in with her national tour.

In 2002, PCNA expects bottler case sales to grow 3%-4%, with about half of the growth coming from carbonated soft drinks and the balance coming from non-carbonated beverages.

Gatorade/Tropicana North America (GTNA)
($ in millions)

                        Sixteen Weeks                      Fifty-Two Weeks
                        --------------                     ----------------
                    2001    2000   % Chng                 2001    2000    % Chng
                    ----    ----    ------                ----    ----    ------
Revenues           $1,007  $1,022     -2%                $4,016  $3,808      +5%
Operating Profit      $80     $75     +6%                  $530    $495      +7%

4th Quarter 2001

Solid volume growth from Gatorade, which came in spite of intense competitive pressure, could not overcome continued softness in Tropicana’s volume, leading to a decline in GTNA volume of 1.5%. Although Tropicana increased its share in the chilled juice category (gaining 0.7 share points in IRI measure channels), the category decline adversely impacted volume.

Full Year 2001

For the full year, GTNA volume grew 4%. Tropicana’s performance, particularly in the second half of the year, was disappointing. Management has identified a number of causes for this poor performance and is moving aggressively to address them. Gatorade, despite a challenging competitive environment, had a positive year, with margins improving. GTNA’s 2001 revenue and operating profit growth was principally driven by Gatorade volume and pricing actions taken in 2000.

2002 Outlook

In 2002, GTNA results will be driven by the benefits of its new combined sales force, as well as innovative new products, including, for example:

  Gatorade Ice--being launched with three new flavors,
  Propel Fitness Water--which will be rolled nationally, and
  Tropicana "GO-J"--a single serve not-from-concentrate Tropicana Pure
  Premium orange juice in a proprietary convenient package

GTNA is confident about its full year 2002 prospects, however, the first quarter may continue to reflect soft topline growth. Tropicana continues to face challenges in the first quarter as it is taking steps to drive growth in the category. While Gatorade is off to a great start and is expected to grow strongly, Gatorade’s business is smaller in the first quarter relative to Tropicana, so Gatorade’s growth rate will have a smaller impact on the total in the first quarter.

PepsiCo Beverages International (PBI)
($ in millions)

                      Sixteen Weeks                          Fifty-Two Weeks
                      --------------                         ----------------
                   2001    2000   % Chng                  2001    2000    % Chng
                   ----    ----    ------                 ----    ----    ------
Revenues            $741    $728     +2%                 $2,582  $2,531      +2%
Operating Profit      $3    Flat    +$3mm                 $221    $169      +31%

4th Quarter 2001

PBI results were healthy. Bottler case sales (BCS) increased over 3%, driven by solid advances throughout the portfolio, especially in Russia, South Korea, Thailand and China. Argentina and Turkey were exceptions due to poor local macroeconomic conditions. PBI’s non-carbonated beverage business added to the topline growth with continued Tropicana strength in the UK and solid Gatorade results in Europe and Latin America. Unfavorable foreign currency exchange rates adversely impacted revenues by 2 percentage points.

Full Year 2001

For the full year, BCS were up 4.5%, driven by strength in Russia, China, Brazil, and Thailand. The non-carbonated beverage business growth was driven by continued strong performance of Tropicana Pure Premium and the very successful launch in the UK of Tropicana Tropics, while Gatorade delivered solid growth in the Latin America markets and Italy, which account for the bulk of its international presence. Revenue and operating profits increased as a result of the solid volume. Unfavorable foreign exchange rates adversely impacted revenues by 4 percentage points.

2002 Outlook

In 2002, PBI expects its growth to continue across its key markets, with BCS expected to grow 4%-5%. PBI is focused on driving top line growth through new carbonated soft drink introductions such as Pepsi Twist and, building on recent success in Russia, Mountain Dew. PBI will also focus on its strong promotional calendar, with local sports stars and with music stars Britney Spears and Shakira. PBI’s non-carbonated beverage agenda is centered on strengthening the Gatorade and Tropicana business in existing key markets and taking a very focused approach to expanding the non-carbonated beverage portfolio.

Quaker Foods North America
($ in millions)

                      Sixteen Weeks                          Fifty-Two Weeks
                      --------------                         ----------------
                   2001    2000   % Chng                  2001     2000   % Chng
                   ----    ----    ------                 ----     ----   ------
Revenues           $666    $686     -3%                 $1,991   $1,972      +1%
Operating Profit   $140    $129     +8%                   $415     $392      +6%

4th Quarter 2001

Revenues declined 3% reflecting a decline in ready-to-eat cereals, and slowdown in hot cereal growth, driven by unusually warm weather. Profits, however, were up a strong 8% due to lower A&M and savings from Quaker supply chain initiatives.

Full Year 2001

Total QFNA volume was slightly down. However, within the portfolio Quaker Oatmeal had another outstanding year with well-received new products like Cinnamon Roll, Quaker Oatmeal Nutrition for Women and Quaker Instant Oatmeal Express. Revenue and operating profit growth was principally driven by hot cereal volume growth.

2002 Outlook

QFNA’s outlook for 2002 is very solid, with volume expected to grow 1%-2% and revenues 2%-3%. The 2002 new product pipeline includes innovation such as new varieties for the “Roni” line (Garden Vegetables and Sour Cream & Chives) and Choco-donuts, a Cap’n Crunch line extension.

Corporate

Corporate Unallocated Expense. Full year corporate unallocated expenses increased to $370 million, or 1.4% of total revenues. The increase reflects increased contributions to the PepsiCo Foundation and non-recurring legal accruals. Departmental G&A was flat.

Equity Income. PepsiCo earned $7 million of equity income in the quarter, compared to a net loss of $10 million in 2000. Included in the quarter is PepsiCo’s portion of a charge taken by PepsiAmericas, primarily for environmental liabilities relating to discontinued businesses. The impact of the charge was largely offset by a net credit relating to the resolution of issues for which an accrual was established in 1999 in connection with the creation of the anchor bottler system.

For the full year, equity income increased 28% to $160 million, largely driven by the excellent performance of The Pepsi Bottling Group.

Net Interest. Full year net interest expense decreased 25% due to lower average debt levels. The impact of higher investment balances was offset by declining interest rates.

Operating Cash Flow. Operating cash flow, defined as net income before costs relating to the merger and other one-time charges, plus depreciation and amortization, plus changes in working capital, less capital spending and other balance sheet changes, was $2.9 billion for fiscal year 2001, well above the Company’s previous $2.5 billion guidance.

ROIC. PepsiCo's return on invested capital (ROIC) for 2001 reached 26%.

Shares Outstanding. In connection with our merger with The Quaker Oats Company, which is accounted for as a pooling transaction, we rescinded our share repurchase program. However, in the 4th quarter, to encourage an orderly market following the events of September 11th, the SEC suspended for a four week period the restrictions on share repurchases by companies using pooling accounting. During that period, PepsiCo repurchased 35.4 million shares for a total of approximately $1.7 billion, bringing the weighted average diluted number of shares outstanding for the 4th quarter to 1,800 million shares and for the full year to 1,807 million shares.

Reported EPS. In fiscal year 2001, PepsiCo incurred costs relating to the Quaker merger that totaled $356 million—including $117 million of transaction costs and $239 million of integration and restructuring costs. In addition, PepsiCo incurred final costs for asset impairment and restructuring charges relating to the re-alignment of the Quaker supply chain in the amount of $31 million.

As a consequence, on a reported basis, earnings per share for the fourth quarter were $0.37, a decline compared to $0.39 in the year-earlier quarter. Reported earnings per share for the 52-week year 2001, compared to the reported 53-week 2000, grew 4% to $1.47.

Update on Quaker Merger and Realization of Synergies

The merger with The Quaker Oats Company was completed on August 2, 2001, two-thirds of the way through the third quarter, and the integration is proceeding as planned. In 2002, PepsiCo expects to realize synergies at the high end of its previously announced range of $140-$175 million. To the extent incremental synergies or operating profits become available, they may be reinvested in top-line growth driving opportunities.

Impact of Accounting Changes

In January, 2002, as required, PepsiCo adopted two new accounting standards. The first is SFAS No. 142 “Goodwill and Other Intangible Assets”, which will result in a noncash change in accounting for goodwill and other intangible assets. The adoption of this new accounting standard will benefit income before taxes in 2002 by approximately $87 million. While 2001 reported earnings cannot be restated to reflect this change, PepsiCo will report “comparable” earnings, adjusted to reflect the impact of the change in earlier years.

On a comparable basis, earnings per share in 2001 would have increased by $0.06 for a total of $1.72. There is no cash impact to this change, however, the change will result in the reduction of PepsiCo’s tax rate by just under one percentage point, as the amortization of goodwill is not tax deductible. When discussing comparable earnings, the tax rate change will be applied to prior years.

The second accounting change is in response to EITF No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products”, which requires the reclassification of customer promotional incentives from Selling, General and Administrative (SG&A) expenses to Revenues and will result in a restatement of results in earlier periods. The reclassified amounts reduce both Revenues and SG&A by the same amount, thus there will be no impact on cash, operating profits or EPS. In 2001, the Company estimates that approximately $3.4 billion of payments will be reclassified.

In order to familiarize investors with the impact of these accounting changes on our financials, PepsiCo will hold a brief telephone tutorial on February 12th at 10:00 a.m. (Eastern time). At that time, management will also discuss the impact of its decision to consolidate Snack Ventures Europe (SVE) beginning in 2002. Historically PepsiCo’s majority investment in SVE has been accounted for using the equity method. This action has no impact on the net income from this venture that has been reported historically or will be reported in the future. The tutorial will be webcast live and can be accessed through PepsiCo’s website at www.pepsico.com. The call will be archived for replay at the same website for a period of 90 days.

2002 Outlook

PepsiCo reconfirms its 2002 outlook of comparable 13%-14% earnings per share growth. In dollar terms, earnings per share guidance for fiscal year 2002 is $1.93 to $1.96, which reflects 13%-14% growth off the new comparable base of 2001 earnings of $1.72 ($1.66, plus the $0.06 accounting benefit). For the first quarter, earnings per share are expected to grow 13%-14%.

Miscellaneous

Note on Presentation. In order to help investors compare our performance in 2001 to our performance in 2000, the information in this release was prepared on a “comparable” basis. Specifically, comparable results exclude:

  The costs associated with our merger with Quaker,
  The impact of the fifty-third week in 2000, and
  Other impairment and restructuring charges.

Conference Call. At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss fourth quarter and full year 2001 results and the outlook for 2002. For details, visit PepsiCo’s site on the Internet at www.pepsico.com.

Cautionary Statement

        This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations.

PepsiCo, Inc. and Subsidiaries
Comparable Condensed Consolidated Financial Information (a)
(in millions except per share amounts, unaudited)

                                    16 Weeks Ended             52 Weeks Ended
                                 ---------------------    ----------------------
                                12/29/01     12/30/00     12/29/01     12/30/00
                               ----------    ----------  ----------   ----------
Net Sales
-
Worldwide Snacks
- Frito-Lay North America........$2,786       $2,600       $ 9,374       $ 8,807
- Frito-Lay International.........1,646        1,542         5,130         4,814
                                 -------      -------      -------       -------
                                  4,432        4,142        14,504        13,621

Worldwide Beverages
- Pepsi-Cola North America........1,140          995         3,842         3,253
- Gatorade/Tropicana
   North America..................1,007        1,022         4,016         3,808
- PepsiCo Beverages
   International....................741          728         2,582         2,531
                                 -------      -------      -------       -------
                                  2,888        2,745        10,440         9,592
Quaker Foods North America..........666          686         1,991         1,972
                                 -------      -------      -------       -------
Total Net Sales..................$7,986       $7,573       $26,935       $25,185
                                 ======       ======        ======        ======
Operating Profit
Worldwide Snacks
- Frito-Lay North America........$  612       $  554       $ 2,056       $ 1,875
- Frito-Lay International...........199          172           627           536
                                 -------      -------      -------       -------
                                    811          726         2,683         2,411
Worldwide Beverages
- Pepsi-Cola North America..........258          227           927           820
- Gatorade/Tropicana
   North America.....................80           75           530           495
- PepsiCo Beverages
   International......................3            -           221           169
                                 -------      -------      -------       -------
                                    341          302         1,678         1,484
Quaker Foods North America..........140          129           415           392
                                 -------      -------      -------       -------
Combined Segments.................1,292        1,157         4,776         4,287
Corporate Unallocated..............(131)        (119)         (370)         (330)
                                 -------      -------      -------       -------
Comparable Operating Profit (b)...1,161        1,038         4,406         3,957

Bottling Equity Income................7          (10)          160           125
Interest Expense, net...............(44)         (53)         (152)         (202)
                                 -------      -------      -------       -------

Income Before Income Taxes........1,124           975        4,414         3,880
Provision For Income Taxes..........360           319        1,412         1,270
                                 -------      -------      -------       -------
Net Income.......................$  764        $  656      $ 3,002       $ 2,610
                                 ======       =======        ======       ======
Income Per Common Share -
  Assuming Dilution..............$ 0.42        $ 0.36      $  1.66       $  1.46
Average Shares Outstanding -
  Assuming Dilution...............1,800         1,798        1,807         1,791

See accompanying notes.

Notes to the comparable information for the 16 and 52 weeks ended 12/29/01 and 12/30/00:

(a)	The comparable results exclude the costs associated with our merger with The Quaker Oats Company, other impairment and restructuring charges, the 53rd week in 2000 and various Quaker one-time items. The comparable results also reflect the reclassification in 2000 of equity derivative contracts from Interest Income to Corporate Unallocated. The comparable condensed consolidated financial information does not purport to represent what our results of operations would have been had such transactions not occurred.

Percentage changes in text are based on unrounded amounts.
(b)	Reconciliation of comparable operating profit with reported operating profit:

                                       Quarter Ended              Year Ended
                                   12/29/01   12/30/00        12/29/01  12/30/00
                                   --------   --------        --------  --------

         Comparable Operating
          Profit.....................$1,161     $1,038          $4,406    $3,957
         Adjustments:
           Merger-related costs........(121)       -              (356)      -
           Other impairment and
            restructuring charges.......(10)        (6)            (31)     (184)
           53rd Week in 2000............            62                        62
           Reclassification of
            equity derivative
             contracts..................  -         (9)              -       (19)
           Quaker one-time items........  -          4               2         2
                                       ------     ------          ------   ------
         Reported Operating
          Profit.....................$1,030     $1,089          $4,021    $3,818
                                     ======     ======          ======    ======

PepsiCo, Inc. and Subsidiaries
Reported Consolidated Statement of Income
(in millions except per share amounts)

                                  16 Weeks     17 Weeks    52 Weeks    53 Weeks
                                   Ended        Ended       Ended       Ended
                                 --------     --------     --------    --------
                                 12/29/01    12/30/00(a)   12/29/01   12/30/00(a)
                                 --------     --------     --------    --------

Net Sales..........................$7,986      $7,867      $26,935      $25,479

Cost and Expenses
 Cost of sales......................3,212       3,183       10,754       10,226
 Selling, general and
  administrative expenses...........3,561       3,544       11,608       11,104
 Amortization of intangible
  assets...............................52          45          165          147
 Merger-related costs (b).............121           -          356           -
 Other asset impairment and
  restructuring charges (c)............10           6           31          184
                                   --------     --------     --------    --------

Reported Operating Profit...........1,030       1,089        4,021        3,818

Bottling equity income, net.............7          (5)         160          130
Interest expense......................(68)        (83)        (219)        (272)
Interest income........................24          36           67           85
                                   --------     --------     --------    --------
Income Before Income Taxes............993       1,037        4,029        3,761

Provision for Income Taxes (d)........326         339        1,367        1,218
                                   --------     --------     --------    --------
Net Income.........................$  667      $  698      $ 2,662      $ 2,543
                                    =======    =======     =======       =======

Net Income Per Common Share -
  Assuming Dilution................$ 0.37      $ 0.39      $  1.47      $  1.42
Average Shares Outstanding -
  Assuming Dilution................ 1,800       1,798        1,807        1,791

See accompanying notes.

Notes to the reported information for the 16 and 52 weeks ended 12/29/01 and the 17 and 53 weeks ended 12/30/00:

(a)	Our fiscal year ends on the last Saturday in December and, as a result, a week is added every five or six years. The fiscal year ended December 30, 2000, consisted of fifty-three weeks. The fifty-third week increased the 2000 fourth quarter and full year net sales by an estimated $294 million, operating profit by an estimated $62 million and net income by an estimated $44 million or $0.02 per share.

(b)	For 2001, reflects costs related to our merger with Quaker of $121 million ($91 million after-tax or $0.05 per share) for the 16 weeks and $356 million ($322 million after-tax or $0.18 per share) for the 52 weeks. The 52 weeks includes $117 million of transaction costs.

(c)	For the quarter, includes other asset impairment and restructuring charges not related to the Quaker merger of $10 million ($6 million after-tax) in 2001 and $6 million ($4 million after-tax) in 2000. For the full year, includes other asset impairment and restructuring charges not related to the Quaker merger of $31 million ($19 million after-tax or $0.01 per share) in 2001 and $184 million ($111 million after-tax or $0.06 per share) in 2000. These charges reflect Quaker’s supply chain reconfiguration project announced in 1999. No future charges are expected on this project.

(d)	For the quarter, the effective tax rate is 32.8% in 2001 and 32.7% in 2000. For the full year, the effective tax rate is 33.9% in 2001 and 32.4% in 2000. Excluding the merger-related costs, other asset impairment and restructuring charges, the 53rd week in 2000 and various Quaker one-time charges, the effective tax rate is 32.0% for the quarter and full year in 2001 and 32.7% for the quarter and full year in 2000.

Note: All per share amounts assume dilution.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement Of Cash Flows
(in millions)

                                                         52 Weeks      53 Weeks
                                                          Ending        Ending
                                                         --------      --------
                                                         12/29/01      12/30/00
                                                         --------      --------
Cash Flows - Operating Activities
     Net income...........................................$ 2,662       $ 2,543
      Adjustments to reconcile net income
       to net cash provided by operating activities
          Bottling equity income, net........................(160)        (130)
          Depreciation and amortization.....................1,082         1,093
          Merger-related costs................................356             -
          Other impairment and restructuring charges.......... 31           184
          Cash payments for merger-related costs
           and restructuring charges.........................(273)          (38)
          Deferred income taxes...............................162            33
          Deferred compensation - ESOP.........................48            36
          Other noncash charges and credits, net............. 209           303
          Net change in operating working capital..............84           416
                                                           --------       ------
Net Cash Provided by Operating Activities...................4,201         4,440
                                                           --------       ------
Cash Flows - Investing Activities
     Capital spending..................................... (1,324)       (1,352)
     Acquisitions and investments in
      unconsolidated affiliates..............................(432)          (98)
     Sales of businesses........................................-            33
     Sales of property, plant & equipment.......................-            57
     Short-term investments..................................(500)         (374)
     Other, net..............................................(381)         (262)
                                                           --------       ------
Net Cash Used for Investing Activities.....................(2,637)       (1,996)
                                                           --------       ------
Cash Flows - Financing Activities
     Proceeds from issuances of long-term debt................324           130
     Payments of long-term debt..............................(573)         (879)
     Short-term borrowings................................... (92)           44
     Cash dividends paid.....................................(994)         (949)
     Share repurchases - common............................(1,716)       (1,430)
     Share repurchases - preferred............................(10)            -
     Quaker share repurchases..................................(5)         (254)
     Proceeds from issuance of shares in
      connection with the Quaker merger.......................524             -
     Proceeds from exercises of stock options................ 623           690
                                                           --------       ------
Net Cash Used for Financing Activities.....................(1,919)       (2,648)
Effect of Exchange Rate Changes on Cash and
 Cash Equivalents...............................................-            (4)
Net Decrease in Cash and Cash Equivalents....................(355)         (208)
Cash and Cash Equivalents - Beginning of year...............1,038         1,246
                                                           --------       ------
Cash and Cash Equivalents - End of period................ $   683       $ 1,038
                                                           ========     ========

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

                                                         12/29/01      12/30/00
                                                        ----------    ----------
Assets

Cash and cash equivalents.................................$   683       $ 1,038

Short-term investments, at cost...............................966           467

Other current assets........................................4,204         4,112
                                                        ----------    ----------

     Total Current Assets...................................5,853         5,617

Property, plant and equipment, net..........................6,876         6,558

Intangible assets, net......................................4,841         4,714

Investments in unconsolidated affiliates................... 2,871         2,979

Other assets................................................1,254           889
                                                        ----------    ----------
Total Assets..............................................$21,695       $20,757
                                                        ==========    ==========
Liabilities and Shareholders' Equity

Short-term borrowings.....................................$   354       $   202

Current liabilities.........................................4,644         4,593

Long-term debt..............................................2,651         3,009

Other liabilities...........................................3,876         3,960

Deferred income taxes.......................................1,496         1,367

Preferred stock, no par value..................................26            49

Deferred compensation - preferred...............................-           (27)

Common Shareholders' Equity.................................8,648         7,604
                                                         ----------    ---------

Total Liabilities and Shareholders' Equity................$21,695       $20,757
                                                        ==========    ==========